UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 29, 2016

MYND ANALYTICS, INC.

(Exact name of Company as specified in its charter)

Delaware	001-35527	87-0419387
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

26522 La Alameda, Suite 290

Mission Viejo, CA 92691

(Address of principal executive offices)

(949) 420-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 29, 2016, the Board of Directors (the “Board”) of MYnd Analytics, Inc. (the “Company”) appointed Thomas T. Tierney to the Board. Also on September 29, 2016, the Board approved an award (the "Award") of 20,000 restricted shares of the Company’s common stock, par value $0.001 per share (the "Common Stock"), under its 2012 Omnibus Incentive Compensation Plan (the "Plan") to Mr. Tierney. The Award is subject to approval by the Company's stockholders of an amendment (the "2012 Plan Amendment") to the Plan at the annual meeting of stockholders to be held on November 1, 2016. If the stockholders do not approve the 2012 Plan Amendment, the Award will be cancelled.

Prior to September 29, 2016, Mr. Tierney had previously served on the Board between February 25, 2013 (Chairman from March 26, 2013) until his resignation from the Board on May 22, 2015. Mr. Tierney is also a trustee of the Thomas T. and Elizabeth C. Tierney Family Trust (the “Tierney Family Trust”), which is a greater than 5% stockholder of the Company.

Between September 22, 2014 and August 3, 2016, the Tierney Family Trust purchased an aggregate of $640,000 in convertible notes (the "Notes") issued by the Company as part of its $6 million private placement convertible debt round of financing (the "Convertible Debt Financing") and, in connection with the Convertible Debt Financing, received warrants to purchase an aggregate of 64,000 shares of Common Stock at an exercise price of $5.00 per share (as adjusted to give effect to the 1-for-200 reverse stock split effective September 21, 2016) (the "Warrants"). On September 21, 2016, the Company initiated the mandatory conversion of the Notes at a conversion price of $5.00 per share of Common Stock and cancelled the Warrants (the "Mandatory Conversion"). Upon conversion of the Notes (including accrued interest thereon of $46,638.05) in the Mandatory Conversion, the Tierney Family Trust received 137,328 shares of Common Stock. The purchase of the Notes and the receipt of the Warrants by the Tierney Family Trust, together with conversion of the Notes and the cancellation of the Warrants caused by the Mandatory Conversion, are referred to herein, collectively, as the "Tierney Family Trust Transaction."

A description of the Tierney Family Trust Transaction was set forth in Items 1.01 and 2.03 of the Company’s Current Reports on Form 8-K, filed September 21, 2016, August 19, 2016, August 9, 2016, December 30, 2015, June 4, 2015, March 20, 2015 and September 26, 2014, and the respective exhibits referenced therein, each of which are incorporated herein by reference.

Thomas T. Tierney

Mr. Tierney is Chairman and CEO of Beehive.com LLC, an early stage networking enterprise. In 2015 Mr. Tierney sold Vitatech Nutritional Sciences Inc. which he owned and operated, having originally joined the company in 1971. Vitatech manufactured and marketed nutritional supplements and over-the-counter drugs under an FDA manufacturing license using current Good Manufacturing Practices. Mr. Tierney was also the Chairman and CEO of Body Wise International, a nutritional supplements distributer focused on weight management, fitness performance and anti-aging strategies. Mr. Tierney served in the Air Force from 1960 to 1971, including a tour of duty in Vietnam where he served as Deputy Chief of Logistics Plans and Programs at Headquarters, 7th Air Force, during the Tet Offensive. After completing this tour, he was assigned as a Pentagon Research Associate at the RAND Corporation where he worked on logistics analysis and the use of advanced technologies. He has a BA in business from Wayne State University and an MSc. in logistics management from the Air Force Institute of Technology. Mr. Tierney has a distinguished record of civic activities including: Trustee Emeritus of the UCI Foundation Board, where his focus has been to support research of strategic health initiatives including precision medicine; a Regent of Bastyr University, Seattle, Washington; Advisor to the UC Irvine School of Medicine and on the Board of Children’s Hospital of Orange County, as well as multiple other Educational, Arts and Law enforcement organizations. Wayne State University recently named a 125 year old Detroit mansion “The Tierney Alumni House” after him. In May 2015 Mr. Tierney and his wife, Elizabeth, endowed the Tierney Center for Veterans Services in partnership with Goodwill Industries of Orange County to provide a global approach to assisting veterans and their families. Mr. Tierney has joined our Board to serve as a director because of his extensive experience in management, his knowledge of the FDA and Department of Defense, his commitment to the health and welfare of military personnel and his influence as a business and civic leader.

Item 8.01. Other Events.

On October 4, 2016, the Company issued a press release announcing the appointment of Mr. Tierney to the Board. The press release is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

 Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated October 4, 2016.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYnd Analytics, Inc.

	By:	/s/ Paul Buck
October 5, 2016		Paul Buck Chief Financial Officer